Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Number 333-187515 on Form S-3 of our report dated March 16, 2015 relating to the financial statements of United States Commodity Index Funds Trust as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 and the effectiveness of United States Commodity Index Funds Trust’s internal control over financial reporting dated March 16, 2015, appearing in this Annual Report on Form 10-K of United States Commodity Index Funds Trust for the year ended December 31, 2014.

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado

March 31, 2015